Exhibit 99.1

             ( F I N A L   5:00 p.m..   September 8, 1998 )


             THE WEST COMPANY ANNOUNCES "DUTCH AUCTION" SELF-TENDER FOR 2,000,000 SHARES; OUTLINES COST IMPROVEMENT PROGRAM


             Lionville, PA September 9, 1998. The West Company today announced the commencement of a self-tender of up to 2,000,000, approximately 11.7%, of its Common shares, at a price range of no less than $27.00 per share and no more than $31.00 per share. The tender period commences today and expires at 5:00 p.m. New York City time on Wednesday, October 7, 1998.

             Under the terms of the tender, shareholders can specify prices within the stated price range at which they are willing to tender their shares. Upon receipt of all tenders, the Company will determine one price per share that will permit it to purchase up to 2,000,000 shares from those shareholders who specified that they would sell shares at or below that price. Complete details of the tender offer and full instructions for tendering shares are contained in the Share Repurchase Offering Document being sent to all shareholders. Warburg Dillon Read LLC will serve as the dealer manager for the offer. Shareholder Communications Corporation will serve as the information agent.

             William G. Little, Chairman and Chief Executive Officer, commented, "The West Company is in an excellent position to utilize its financial resources to acquire shares through this self tender. Furthermore, the Board's decision to approve this program reflects our confidence in the future direction of the Company and the underlying value of The West Company's shares."

             Separately, the Company announced that as part of its ongoing cost improvement programs, West will take a pre-tax charge to earnings of approximately $4 million, or $.15 per share, in the third quarter of 1998. This charge relates to identified manufacturing and other efficiencies and associated employee reductions. The Company expects to recover the costs associated with this program within a two-year period through efficiency gains.

             Mr. Little added, "During the past few years, we have increased our operating margins by executing a program of consistent improvements at our manufacturing locations and by controlling overhead costs. The further cost efficiencies announced today will have a rapid payback. I am encouraged by the business outlook for the Company for the remainder of 1998 and into 1999."



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             The   foregoing   discussion   included   "forward   looking
             statements"  as   that  term  is  used   under  the  Private
             Securities  Litigation Reform  Act of  1995.   The Company's
             ability to recover the  costs associated with the efficiency
             program   described   above   may  be   affected   by   many
             uncertainties  that exist  in  the Company's  operations and
             business  environment   that  may  cause  a   delay  in  the
             achievement of  the savings  recovery or cause  the recovery
             not  to occur  to  the fullest  extent  expected.   Specific
             factors include unanticipated future manufacturing and staff
             additions   and   pressures   on   international   operating
             performance from  currency fluctuations and the  cost of raw
             materials.   In addition,  the Company's results  may differ
             materially from those expressed in any forward-looking statements by, or on behalf of, the company. These include, but are not limited to, sales demand, timing of customers'
             product   introductions,  the   success   of  research   and
             development projects, competitive pressures, the strength or weakness of the U.S. dollar, inflation, the cost of raw
             materials,   successful   continuance  of   cost-improvement
             programs, the timely transfer of technology, the potential dilution from acquisitions of other businesses and the cost of borrowing funds.

             The West Company applies value-added services to the process of bringing new drug therapies and healthcare products to global markets. West's technologies include research and development of delivery systems for challenging drug molecules; the design and manufacture of packaging components, systems and devices that effectively deliver and differentiate drugs and healthcare products; contract laboratory services; and commercialization processes for the manufacturing, filling and packaging of drug and healthcare products.


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